UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 24, 2008
Oracle Corporation
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51788 (Commission File Number)	54-2185193 (IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, CA (Address of Principal Executive Offices)	94065 (Zip Code)
Registrant’s telephone number, including area code: (650) 506-7000
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1
This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by Oracle Corporation on July 30, 2008 to indicate under Item 5.02 that Mr. Chizen is the former Chief Executive Officer of Adobe Systems Incorporated.

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
On July 24, 2008, Bruce R. Chizen, former Chief Executive Officer of Adobe Systems Incorporated, accepted an offer to join the Board of Directors of Oracle Corporation. Mr. Chizen will not join any committees of the Board at this time.
Mr. Chizen will receive an annual retainer of $52,500 and will receive $3,000 for each regular meeting he attends and $2,000 for each special meeting he attends. He is eligible to participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Plan”), which provides for option grants, restricted stock or other equity-based awards to directors for their services. Pursuant to the Directors’ Plan, Mr. Chizen was automatically granted on the date he became a director, July 24, 2008, a stock option to purchase 60,000 shares of our common stock. This stock option will vest 25% per year over four years on each anniversary of the grant date. Commencing May 31, 2009, he will also automatically be granted a stock option to purchase 45,000 shares of our common stock, granted on May 31st of each year. If he is appointed to any committees of the Board, he may be eligible to receive additional fees and equity grants. Mr. Chizen has also entered into our standard form of indemnification agreement pursuant to which we will indemnify him for certain actions he takes in his capacity as a director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Date:	July 30, 2008	By:	/s/ Brady Mickelsen

			Name:	Brady Mickelsen
			Title:	Vice President, Associate General Counsel and Assistant Secretary